Exhibit 3.1

SIGYN THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Sigyn Therapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) on June 23, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as Preferred Stock, consisting of Ten Million shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of up to 10,000 shares of Series A Preferred Stock and (iii) the Board of Directors hereby fixes the rights, preferences, privileges and restrictions of such share of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

1. Designation. There shall be a series of preferred stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of authorized shares constituting such series shall be 10,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning provided for the same term in the Exchange Act.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as the same may be amended in accordance with the Certificate of Designation and the provisions of the Nevada Revised Statutes.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Designation” means this Certificate of Designation.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Notice” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Price” shall initially mean $0.199 subject to change pursuant to Section 6.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Shares of Series A Preferred Stock in accordance with the terms hereof.

“Corporation” means Sigyn Therapeutics, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means any securities issued in a firm commitment underwriting, any securities issued pursuant to options, warrants and convertible debt instruments outstanding on the date of this first issuance of the Preferred Stock, as they exist on such date without any amendment.

“Maximum Percentage” has the meaning set forth in Section 4.4.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Stated Value” shall mean $1,000.

“Transfer Agent” means the registrar and transfer agent for the Common Stock and the Series A Preferred Stock, as appointed by the Corporation, which initially shall be VStock Transfer Inc. for the Common Stock and the Corporation for the Series A Preferred Stock.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3. Voting.

3.1. The Series A Preferred Stock shall have no voting rights, except as expressly set forth in this Section 3.

3.2. So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series A Preferred Stock, whether by merger or consolidation or otherwise.

3.3. For purposes of Section 3.2, each Share of Series A Preferred Stock shall have one vote per share. Except as set forth herein, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

3.4. No amendment to these terms of the Series A Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of preferred stock other than the Series A Preferred Stock.

4. Conversion.

4.1. Right to Convert. Subject to the provisions of this Section 4, at any time and from time to time, any holder of Series A Preferred Stock shall have the right by written election to the Corporation and the Transfer Agent to convert all or any portion of the outstanding Shares of Series A Preferred Stock (excluding any fraction of a Share) held by such holder into the number of shares of Common Stock (including any fraction of a share) that is equal to the quotient of the Stated Value divided by the Conversion Price.

4.2. Procedures for Conversion; Effect of Conversion

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 4.1(a), a holder shall submit a written election to the Corporation and the Transfer Agent that such holder elects to convert Shares and the number of Shares elected to be converted in the form attached hereto as Annex A (the “Conversion Notice”). The conversion of such Shares hereunder shall be deemed effective as of the Business Day on which the Transfer Agent receives the Conversion Notice prior to 5:00 pm, New York City time, and if the Transfer Agent receives the Conversion Notice on any Business Day after 5:00 pm, New York City time, or on any day that is not a Business Day, then the date of conversion shall be deemed to be the next succeeding Business Day (such date, the “Conversion Date”).

(b) Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder the Conversion Shares which shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares. The Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4.2(b) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c) Failure to Deliver Conversion Shares.

(i) Right to Rescind. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

(ii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such an injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 4.2(b) by the Share Delivery Date applicable to such conversion when it was required to do so under this Certificate of Designation, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day and increasing to $30 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages pursuant any section hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4.2(b), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4.2(b). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company with written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Debenture as required pursuant to the terms hereof.

(d) All shares of Common Stock issued upon conversion of Shares of Series A Preferred Stock shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(e) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 4.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4.3. Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

4.4. Limitations on Conversion. Notwithstanding anything to the contrary contained in this Certificate, the Series A Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the holder’s Shares shall be convertible (vis-à-vis other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion. No prior inability to convert the Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of the Shares. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to the Certificate of Designation. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4.4 applicable to its Series A Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A Preferred Stock held by the Holders and the provisions of this Section 4.4 shall continue to apply. Any such decrease shall be immediately effective (unless a later date is designated in such notice) and any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.

5. Status of Converted or Acquired Shares. All shares of Series A Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated preferred stock of the Corporation.

6. Certain Adjustments upon Stock Splits, Combinations, Etc.

a. If, at any time while this Series A Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise sells or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(a), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 6(a), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing, no adjustments shall be made as a result of an Exempt Issuance.

b. If the Corporation, at any time while any Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be adjusted to equal an amount equal to such Conversion Price immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event.

7. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 6, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, not subject to the Beneficial Ownership Limitation) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

8. Maturity. The Series A Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series A Preferred Stock, and the Series A Preferred Stock has no redemption provisions.

9. Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank equal to the Common Stock on an as converted basis.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock.

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IN WITNESS WHEREOF, Sigyn Therapeutics, Inc. has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 30th day of June, 2023.

SIGYN THERAPEUTICS, INC.

By:
Jim Joyce, CEO